Exhibit 11.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Offering Statement on Form 1-A of Alzamend Neuro, Inc. of our report dated August 28, 2019, relating to the financial statements of Alzamend Neuro, Inc. appearing in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our firm under the heading "Experts" in such Offering Circular.

/s/ Squar Milner LLP

San Diego, CA

November 27, 2019